UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2009

OVERLAND STORAGE, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-22071	95-3535285
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of Principal Executive Offices)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement

On April 6, 2009, Overland Storage, Inc. (the “Company”, “we”, “our” and “us”) entered into (i) a Secured Promissory Note (the “Note”), (ii) a Security Agreement (the “Security Agreement”) and (iii) an Intellectual Property Security Agreement (the “IP Security Agreement”) with Anacomp, Inc. (“Anacomp”). Anacomp provides repair and maintenance services for equipment we sell to our customers under an Authorized Service Provider Agreement (the “Service Agreement”).

The Note represents a conversion of accounts payable owed by us to Anacomp which primarily had accumulated during the first calendar quarter of 2009 in which we were negotiating an extension and other terms under the Services Agreement. The principal amount of the Note is $2,386,000; however, we and Anacomp have agreed to adjust the principal amount of the Note if we both determine, within fifteen days after entering into the Note, that the amount owed by us to Anacomp is actually different than $2,386,000 (as provided for in the Security Agreement). The Note accrues simple interest at 12% per annum. The Note matures on July 9, 2010. We have agreed to pay Anacomp according to the following schedule:

Payment Due	Amount
October 9, 2009	$477,200 plus all unpaid interest
January 8, 2010	$596,500 plus all unpaid interest
April 9, 2010	$596,500 plus all unpaid interest
July 9, 2010	$715,800 plus all unpaid interest

The Note is secured by the Security Agreement and the IP Security Agreement described below. The Note may be prepaid at any time without penalty. Upon an event of default, Anacomp has the right to accelerate the Note. Events of default include, among other things, (i) failure by us to make any of the scheduled payments, (ii) uncured default by us of our obligations under the Note, the Security Agreement or the IP Security Agreement, (iii) failure by us to make payments in an amount that exceeds the most recent two months’ worth of aggregate fees and payments under the Service Agreement, (iv) initiation of bankruptcy proceedings, and (v) Anacomp ceases to have a valid and perfected lien in all of the Collateral (as defined below) pursuant to the Security Agreement.

The Security Agreement provides Anacomp with a security interest against certain collateral belonging to the Company including all of our inventory, equipment, fixtures, Documents of Title, accounts, contract rights, general intangibles, Chattel Paper, Instruments, Commercial Tort Claims, and suretyships and guarantees (collectively, the “Collateral”). However, the Collateral excludes the intellectual property purchased from Adaptec, Inc. in June 2008 (the “Snap IP”) and any accounts receivable transferred to Faunus Group International, Inc. or Marquette Business Credit, Inc. We agreed not to make any distributions or pay any dividends to our shareholders. The security interests created by the Security Agreement expire upon the occurrence of all three of the following conditions: (i) the Note is paid in full, (ii) we are current in our payments under the Service Agreement and (iii) we have provided financial statements indicating that as of the end of the preceding calendar quarter that we have an asset to debt ratio of 1.25-to-1 and a current asset to current liabilities ratio of 1.15-to-1.

The IP Security Agreement provides Anacomp security interest in our intellectual property (the “Intellectual Property”) including the Company’s copyrights, patents, patent applications, trademarks, know-how, trade secrets, and related goodwill. However, the Intellectual Property excludes the Snap IP.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.03.	Material Modification to Rights of Security Holders

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Secured Promissory Note by and between the Company and Anacomp, Inc. dated April 6, 2009*

10.2	Security Agreement by and between the Company and Anacomp, Inc. dated April 6, 2009*

10.3	Intellectual Property Security Agreement by and between the Company and Anacomp, Inc. dated April 6, 2009*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2009	OVERLAND STORAGE, INC.

	By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer and Vice President of Finance